                              EMPLOYMENT AGREEMENT

                                       FOR

                                KENNETH BERNSTEIN

                                TABLE OF CONTENTS

                                                                           Page

1        Employment........................................................  1

2        Employment Period.................................................  1

3        Services/Place of Employment......................................  2

4        Compensation and Benefits ........................................  3

5        Termination of Employment and Change in Control...................  5

6        Compensation Upon Termination of Employment By the
         Trust for Cause or By Executive without Good Reason...............  8

7        Compensation Upon Termination of Employment Upon Death
         or Disability.....................................................  8

8        Compensation Upon Termination of Employment By the
         Trust Without Cause or By Executive for Good Reason..............  10

9        Change in Control................................................  11

10       Mitigation/Effect on Employee Benefit Plans and Programs.........  13

11       Confidential Information.........................................  13

12       Return of Documents..............................................  14

13       Non-compete......................................................  14

14       Remedies.........................................................  15

15       Indemnification/Legal Fees.......................................  15

16       Successors and Assigns...........................................  16

17       Timing of and No Duplication of Payments.........................  17

18       Modification or Waiver...........................................  17

19       Notices..........................................................  18

20       Governing Law....................................................  18

21       Severability.....................................................  18

22       Legal Representation.............................................  18

23       Counterparts.....................................................  18

24       Headings.........................................................  19

25       Entire Agreement.................................................  19

26       Survival of Agreements...........................................  19

27       Prior Agreements.................................................  19

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of October 23, 1998, by and between Kenneth Bernstein, an individual residing in the State of New York ("Executive"), and Acadia Realty Trust, a Maryland real estate investment trust with offices at 805 Third Avenue, New York, New York 10022 (the "Trust").

                                    RECITALS

         WHEREAS, Executive previously held the positions of Chief Operating Officer of RD Capital, Inc. ("RDC") and, through such service, acquired special and unique knowledge, abilities and expertise;

         WHEREAS, in connection with RDC's acquisition of control of the Trust (the "RDC Acquisition") the Trust desires to employ Executive as President and to have Executive serve as a member of the Board of Trustees of the Trust (the "Board"), and Executive desires to be employed by the Trust as President and serve as a member of the Board pursuant to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

         1.       Employment.

         The Trust hereby agrees to employ Executive, and Executive hereby agrees to accept such employment during the period and upon the terms and conditions set forth in this Agreement.

         2.       Employment Period.

                  (a) Except as otherwise provided in this Agreement to the contrary, the terms and conditions of this Agreement shall be and remain in effect during the period of employment (the "Employment Period") established under this Paragraph 2. The Employment Period shall be for a minimum term commencing on the date of this Agreement and ending on the third anniversary of the date of this Agreement (the "Initial Employment Term"). Following the expiration of the Initial Employment Term, the Employment Period shall automatically be renewed and extended from day to day until either (i) terminated by the Trust pursuant to a written notice given to the Executive in accordance with Paragraph 19 at least six (6) months prior to the effective date of such termination (the "Six Month Notice of Non-Renewal"), or (ii) the Executive's employment otherwise terminates hereunder; it being understood, however, that in no event shall any Six Month Notice of Non-Renewal be effective prior to the final day of the Initial Employment Term.

                  (b) Notwithstanding anything contained herein to the contrary:
 (i) Executive's employment with the Trust may be terminated by the Trust or Executive during the Employment Period other than as provided in subparagraph 2(a) hereof, subject to the terms and conditions of this Agreement; and (ii) nothing in this Agreement shall mandate or prohibit a continuation of Executive's employment following the expiration of the Employment Period upon such terms and conditions as the Board and Executive may mutually agree.

                  (c) If Executive's employment with the Trust is terminated, for purposes of this Agreement the term "Unexpired Employment Period" shall mean the period commencing on the date of such termination and ending, (i) in the case of termination pursuant to a Six Month Notice of Non-Renewal given and made effective in accordance with subparagraph 2(a) hereof, on the effective date of termination set forth therein, or (ii) in all other circumstances of termination, the later of (A) the final day of the Initial Employment Term or
 (B) six (6) months after the giving of notice by the terminating party or the occurrence of such other event that automatically results in termination.

         3. Services/Place of Employment.

                  (a) Services. During the Employment Period, Executive shall hold the position of President of the Trust and shall serve as a member of the Board. Executive shall devote his best efforts and such business time, skill and attention to the business of the Trust(other than absences due to vacation, illness, disability or approved leave of absence) as in the reasonable business judgment of the Executive is necessary to perform such duties as are customarily performed by similar executive officers and as may be more specifically enumerated from time to time by the Board or Executive Committee of the Board; provided, however, that the foregoing is not intended to (x) preclude Executive from (i) owning and managing personal investments, including real estate investments, subject to the restrictions set forth in Paragraph 13 hereof or (ii) engaging in charitable activities and community affairs, or (y) restrict or otherwise limit Executive from conducting real estate development, acquisition or management activities with respect to those properties described in Schedule A, attached hereto (the "Excluded Properties"), provided that the performance of the activities referred to in the preceding clauses (x) and (y) does not, in the reasonable business judgment of the Executive, prevent Executive from devoting sufficient business time to the Trust to carry out Executive's duties as Chairman and CEO.

                  (b) Place of Employment. The principal place of employment of Executive shall be at the Trust's executive offices in New York, New York and Port Washington, New York.

         4.       Compensation and Benefits.

                  (a) Salary. During the Employment Period, the Trust shall pay Executive a minimum annual base salary in the amount of $250,000 (the "Annual Base Salary") payable in accordance with the Trust's regular payroll practices. Executive's Annual Base Salary shall be reviewed annually in accordance with the policy of the Trust from time to time and may be subject to upward adjustment based upon, among other things, Executive's performance, as determined in the sole discretion of the Compensation Committee of the Board (the "Compensation Committee"). In no event shall Executive's Annual Base Salary in effect at a particular time be reduced without his prior written consent.

                  (b) Incentive Compensation/Bonuses. Following the end of each calendar year during the Employment Period, commencing with the calendar ending December 31, 1999 (each such calendar year being referred to herein as an "Incentive Bonus Period") Executive shall be considered for an incentive bonus (the "Cash Incentive Bonus") based upon Executive's performance and the financial and operating results of the Trust for such Incentive Bonus Period, which bonus shall be payable in such amount and at such time as the Compensation Committee shall determine, it being understood, however, that the Compensation Committee shall be guided by, and make commercially reasonable efforts to use, the following formula in determining the amount, if any, of such Cash Incentive
Bonus:

                  (i) 5% of the Executive's Annual Base Salary for each 1% increase (or portion of each 1% increase if increase is in excess of 1%) in funds from operations ("FFO") per share of beneficial interest, par value $0.01 per share, of the Trust (the "Common Shares") during the Incentive Bonus Period (the "Comparative FFO")over the FFO per Common Share for the calendar year immediately preceding such Incentive Bonus Period (the "Base FFO", except that for purposes of determining the amount of the Cash Incentive Bonus for the Incentive Bonus Period ending December 31, 1999, the Base FFO shall be the FFO for the fourth quarter of calendar year 1998, annualized), up to a 10% increase in FFO over the Base FFO, and, thereafter,

                  (ii) 10% of the Executive's Annual Base Salary for each additional 1% increase (or portion of each 1% increase if such increase is in excess of 1%) in the Comparative FFO over the Base FFO up to a maximum incentive compensation equal to 100% of the Executive's Annual Base Salary.

Executive shall also be eligible, from time to time during the Employment Period, to receive such bonuses and options to purchase Common Shares as the Board, the Share Option Plan Committee or the Compensation Committee, as the case may be, shall approve, in its sole discretion, including, without limitation, options and bonuses contingent upon Executive's performance and the achievement of specified financial and operating objectives for FFO per Common Share. Any such options shall be issued at the then fair market value of the Common Shares and on such other terms as the Compensation Committee shall determine.

                  (c) Taxes and withholding. The Trust shall have the right to deduct and withhold from all compensation all social security and other federal, state and local taxes and charges which currently are or which hereafter may be required by law to be so deducted and withheld.

                  (d) Additional Benefits. In addition to the compensation specified above and other benefits provided pursuant to this Paragraph 4, Executive shall be entitled to the following benefits:

                  (i) participation in the Option Plan, the Trust 401(k) Savings and Retirement Plan (subject to statutory rules and maximum contributions and non-discrimination requirements applicable to 401(k) plans) and such other benefit plans and programs, including but not limited to restricted stock, phantom stock and/or unit awards, loan programs and any other incentive compensation plans or programs (whether or not employee benefit plans or programs) , as maintained by the Trust from time to time and made generally available to executives of the Trust with such participation to be consistent with reasonable Trust guidelines;

                  (ii) participation in any health insurance, disability insurance, paid vacation, group life insurance or other welfare benefit program made generally available to executives of the Trust;

                  (iii) reimbursement for reasonable business expenses incurred by Executive in furtherance of the interests of the Trust;

                  (iv) an annual car allowance of $12,000 plus insurance costs;

                  (v) as further consideration for Executive agreeing to serve as an officer and entering into this Agreement upon the terms set forth herein, including, without limitation, the terms relating. to non-competition set forth in Paragraph 13 below, the Trust is issuing to Executive on the date hereof options to purchase an aggregate of 500,000 Common Shares at a purchase price equal to $7.50 per Common Share ("Options"). Executive's Options shall be evidenced by the Option Agreement dated ________ __, 1998 which shall include, but not be limited to, the following provision: vesting over a three year period with one third (1/3) of the Options vesting on each of the first, second and third anniversaries of the closing date of the RDC Acquisition, to wit, August 12, 1998.

         5.       Termination of Employment and Change in Control.

                  (a) Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

                  (i) Cause. The Trust shall have the right to terminate Executive's employment for Cause upon Executive's:

                             (A) willful and continued failure to use best efforts to substantially perform his duties hereunder (other than any such failure resulting from Executive's incapacity due to physical or mental illness) which failure continues for a period of thirty (30) days after written demand for substantial performance is delivered by the Trust specifically identifying the manner in which the Trust believes Executive has not substantially performed his duties; (B) willful misconduct and/or willful violation of Paragraph 11 hereof, which is materially economically injurious to the Trust and the Partnership taken as a whole; (C) the willful violation of the provisions of Paragraph 13 hereof; or (D) conviction of, or plea of guilty to a felony. For purposes of this subparagraph 5(a), no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by him (i) not in good faith and (ii) without reasonable belief that his action or omission was in furtherance of the interests of the Trust.

                  (ii) Death. Executive's employment hereunder shall terminate upon his death.

                  (iii) Disability. The Trust shall have the right to terminate Executive's employment due to "Disability" in the event that there is a determination by the Trust, upon the advice of an independent qualified physician, reasonably acceptable to Executive, that Executive has become physically or mentally incapable of performing his duties under this Agreement and such disability has disabled Executive for a cumulative period of one hundred eighty (180) days within a twelve (12) month period.

                  (iv) Good Reason. Executive shall have the right to terminate his employment for "Good Reason": (A) upon the ----------- occurrence of any material breach of this Agreement by the Trust which shall include but not be limited to: an assignment to Executive of duties materially and adversely inconsistent with Executive's status as President or a member of the Board or a material or adverse alteration in the nature of or diminution in Executive's duties and/or responsibilities, reporting obligations, titles or authority; (B) upon a reduction in Executive's Annual Base Salary or a material reduction in other benefits (except for bonuses or similar discretionary payments) as in effect at the time in question, a failure to pay such amounts when due or any other failure by the Trust to comply with Paragraph 4 hereof which is not cured by the Trust within ten (10) days written notice of such default by the Executive; (C)on or within three (3) months following a Change in Control (as hereinafter defined) in accordance with the provisions set forth in subparagraph 5(a)(vii) hereof; (D) any purported termination of Executive's employment for Cause which is not effected pursuant to the procedures of sub-paragraph 5(a)(1) (and for purposes of this Agreement, in the event of such failure to comply, no such purported termination shall be effective);
                             (E) upon the relocation of the Trust's principal executive offices or Executive's own office location to a location more than thirty (30) miles away from New York, New York and Port Washington, New York without Executive's consent; or (F) failure to be appointed or reappointed as a member of the Board.

                  (v) Without Cause The Trust shall have the right to terminate the Executive's employment hereunder without Cause subject to the terms and conditions of this Agreement.

                  (vi) Without Good Reason. The Executive shall have the right to terminate his employment hereunder without Good Reason subject to the terms and conditions of this Agreement.

                  (vii) Change in Control. Executive shall have the right to terminate his employment hereunder on or within three (3) months following a Change in Control. Such termination shall be deemed a termination for Good Reason hereunder. For purposes of this Agreement "Change in Control" shall mean that any of the following events has occurred: (A) any "person" or "group" of persons, as such terms are used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than any employee benefit plan sponsored by the Trust, becomes the "beneficial owner", as such term is used in Section 13 of the Exchange Act (irrespective of any vesting or waiting periods) of (i) Common Shares or any class of stock convertible into Common Shares and/or (ii) Common OP Units or preferred units or any other class of units convertible into Common OP Units, in an amount equal to thirty (30%) percent or more of the sum total of the Common Shares and the Common OP Units (treating all classes of outstanding Common Shares, units or other securities convertible into Common Shares as if they were converted into Common Shares or Common OP Units, as the case may be, and then treating Common Shares and Common OP Units as if they were a single class) issued and outstanding immediately prior to such acquisition as if they were a single class and disregarding any equity raise in connection with the financing of such transaction; (B) the dissolution or liquidation of the Trust or the consummation of any merger or consolidation of the Trust or any sale or other disposition of all or substantially all of its assets, if the shareholders of the Trust and unitholders of the Partnership taken as a whole and considered as one class immediately before such transaction own, immediately after consummation of such transaction, equity securities and partnership units possessing less than fifty (50%) percent of the surviving or acquiring Trust and partnership taken as a whole; or (C) a turnover, during any two (2) year period, of the majority of the members of the Board, without the consent of the remaining members of the Board as to the appointment of the new Board members. (b) Notice of Termination Any termination of Executive's employment by the Trust or any such termination by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. In the event of the termination of Executive's employment on account of death, written Notice of Termination shall be deemed to have been provided on the date of death.

         6. Compensation Upon Termination of Employment By the Trust for Cause or By Executive without Good Reason.

         In the event the Trust terminates Executive's employment for Cause or pursuant to a Six Month Notice of Non-Renewal given and made effective in accordance with subparagraph 2(a) hereof, or Executive terminates his employment without Good Reason, the Trust shall pay Executive any unpaid Annual Base Salary at the rate then in effect accrued through and including the date of termination ("Unpaid Accrued Salary"). In addition, in such event, Executive shall be entitled to exercise any options which, as of the date of termination, have vested and are exercisable in accordance with the terms of the applicable option grant agreement or plan.

         Except for any rights which Executive may have to Unpaid Accrued Salary through and including the date of termination, and vested options, the Trust shall have no further obligations hereunder following such termination. The aforesaid amounts shall be payable in full immediately upon such termination.

         7. Compensation Upon Termination of Employment Upon Death or
Disability.

         In the event of termination of Executive's employment as a result of either Executive's death or Disability, the Trust shall pay to Executive, his estate or his personal representative the following:

         (i) any Unpaid Accrued Salary through and including the date of termination; plus

         (ii) an amount computed at an annualized rate equal to the Executive's Annual Base Salary at the rate then in effect pro-rated for the period commencing on the day following the date of termination and ending on the later of (A) one year from the date of termination or (B) the final day of the Unexpired Employment Period (the "Severance Salary "); plus

         (iii) an additional amount computed at an annualized rate equal to the average of the Cash Incentive Bonuses awarded to the Executive for each of the last two (2) calendar years immediately preceding the year in which the Executive's employment is terminated, pro-rated for the period beginning on the first day of the calendar year in which the Executive is terminated and ending on the date of termination ("Unpaid Accrued Bonus"); plus

         (iv) a further amount computed at an annualized rate equal to the average of the Cash Incentive Bonuses awarded to the Executive for each of the last two (2) calendar years immediately preceding the year in which the Executive's employment is terminated, pro-rated for the period commencing on the day following the date of termination and ending on the later of (A) one year from the date of termination or (B) the final day of the Unexpired Employment Period ("Severance Bonus"); plus

         (v) reimbursement of expenses incurred prior to date of termination ("Expense Reimbursement").

The aforesaid amounts shall be payable in cash without discount for early payment, at the option of Executive, his estate or his personal representative, either in full immediately upon such termination or monthly over the Unexpired Employment Period (the "Payment Election"). Throughout the Employment Period, the Trust shall maintain insurance which shall insure, and be payable to the Trust upon, the Executive's death or Disability in amounts sufficient to pay the Trust's obligation to satisfy the amounts set forth above in clauses (i) through
(v) of this Paragraph 7. In the event of termination of employment due to Disability, Executive shall also receive continuation of health coverage through the end of the Unexpired Employment Period on the same basis as health coverage is provided by the Trust for active employees and as may be amended from time to time ("Medical Continuation").

         In addition, all (A) incentive compensation payments or programs of any nature whether stock based or otherwise that are subject to a vesting schedule including without limitation restricted stock, phantom stock, units and any loan forgiveness arrangements granted to Executive ("Incentive Compensation") shall immediately vest as of the date of such termination ("Vested Incentive Compensation") and (B) options granted to Executive shall immediately vest as of the date of such termination (the "Vested Options") and Executive shall be entitled at the option of Executive, his estate or his personal representative, within one (1) year of the date of such termination, to exercise any options which have vested (including, without limitation, by acceleration in accordance with the terms of this Agreement, the applicable option grant agreement or plan) and are exercisable in accordance with the terms of the applicable option grant agreement or plan and/or any other methods or procedures for exercise applicable to optionees or to require the Trust (upon written notice delivered within one hundred eighty (180) days following the date of Executive's termination) to repurchase all or any portion of Executive's vested options to purchase shares of Common Shares at a price equal to the difference between the Repurchase Fair Market Value (as hereinafter defined) of the Common Shares for which the options to be repurchased are exercisable and the exercise price of such options as of the date of Executive's termination of employment (the "Vested Option Exercise Election"). In the event of a conflict between any option grant agreement or plan and this Agreement, the terms of this Agreement shall control.

         Except for any rights which Executive may have to all of the above including Unpaid Accrued Salary and Bonus, Severance Salary and Bonus, , Vested Incentive Compensation, Vested Options, Expense Reimbursement, and in the event of a termination of employment due to Disability, Medical Continuation, the Trust shall have no further obligations hereunder following such termination.

         For purposes of this Agreement, "Repurchase Fair Market Value" shall mean the average of the closing price on the New York Stock Exchange (or such other exchange on which the Common Shares are primarily traded) of the Common Shares on each of the trading days within the thirty (30) days immediately preceding the date of termination of Executive's employment.

         8. Compensation Upon Termination of Employment By the Trust Without Cause or By Executive for Good Reason.

         In the event the Trust terminates Executive's employment for any reason other than Cause or pursuant to a Six Month Notice of Non-Renewal given and made effective in accordance with subparagraph 2(a) hereof, or Executive terminates his employment for Good Reason, the Trust shall pay to Executive and Executive shall be entitled to receive the sum total of (A) Unpaid Accrued Salary and Bonus and (B) Severance Salary and Bonus, each determined in accordance with Paragraph 7 of the Agreement. The aforesaid amounts shall be payable in cash without discount for early payment, at the option of Executive, either in full immediately upon such termination or monthly over the Unexpired Employment Period.

         In addition, the Executive shall be entitled to receive Vested Incentive Compensation, Vested Options exercisable pursuant to the Vested Option Exercise Election, Medical Continuation for the Unexpired Employment Period, and Expense Reimbursement. Executive understands that any options exercised more than ninety (90) days following the date of his termination of employment which were granted as incentive stock options shall automatically be converted into non-qualified options.

         Except for Unpaid Accrued Salary and Bonus, Severance Salary and Bonus, any rights which Executive may have to Vested Incentive Compensation, Vested Options, Medical Continuation and Expense Reimbursement and the Excess Tax Gross Up (as defined below in sub-paragraph 9(d)), the Trust shall have no further obligations hereunder following such termination. The parties both agree that the agreement to make these payments was consideration and an inducement to obtain Executive's consent to enter into this Agreement. The payments are not a penalty and neither party will claim them to be a penalty. Rather, the payments represent a fair approximation of reasonable amounts due to Executive for the Employment Period.

         9.       Change in Control.

                  (a) Options. Any Incentive Compensation and options granted to Executive that have not vested as of the date of a Change in Control shall immediately vest upon the date of the Change in Control. Neither the occurrence of a Change in Control, nor the vesting in any options as a result thereof shall require Executive to exercise any options. In the event of a conflict between any Incentive Compensation grant agreement or program or any option grant agreement or plan and this Agreement, the terms of this Agreement shall control.

                  (b) Upon Termination. In the event Executive terminates his employment on or following a Change in Control as set forth in sub-paragraph 5(a)(vii), the Trust shall pay to Executive, and Executive shall be entitled to, all the payments and rights Executive would have had if Executive had terminated his employment with Good Reason as set forth in Paragraph 8. The aforesaid amounts shall be payable in accordance with Executive's Payment Election.

         Except for Unpaid Accrued Salary and Bonus, Severance Salary and Bonus, any rights which Executive may have to Vested Incentive Compensation Vested Options (including, without limitation, by acceleration in accordance with sub-paragraph 9 (a)), Medical Continuation, Expense Reimbursement and the Excise Tax Gross Up (as defined below in sub-paragraph 9(d))the Trust shall have no further obligations hereunder following such termination.

                  (c) Excise Tax Gross Up. In addition, if it is determined by the Trust's tax preparer that as a result of any payment in the nature of compensation made by the Trust to (or for the benefit of) Executive pursuant to this Agreement or otherwise, an excise tax may be imposed on Executive pursuant to Section 4999 of the Code (or any successor provisions) , the Trust shall pay Executive in cash an amount equal to "X" determined under the following formula:
(the "Excise Tax Gross Up")

                                                     E x P

                                    X =     __________________________________
                                                1 - [(Fix (1-SLI) + E+M]

         where

         E        =        the rate at which the excise tax is assessed under
                           Section 4999 of the Code (or any successor
                           (provisions)

         P        =        the amount with respect to which such excise tax
                           is assessed, determined without regard to the Excise Tax Gross Up;

         FI        =       the highest effective marginal rate of income tax

                           applicable to Executive under the Code for the taxable year in question (taking into account any phase-out or loss of deductions, personal exemptions or other similar adjustments); SLI = the sum of the highest effective marginal rates of income tax applicable to Executive under all applicable state and local laws for the taxable year in question (taking into account any phase- out or loss of deductions, personal exemptions and other similar adjustments); and

         M        =        the highest marginal rate of Medicare tax
                           applicable to Executive under the Code for the taxable year in question.

With respect to any payment in the nature of compensation that is made to (or for the benefit of) Executive under the terms of this Agreement or otherwise and on which an excise tax under Section 4999 of the Code (or any successor provisions) may be assessed, the payment determined under this sub-paragraph 9(d) shall be paid to Executive at the time of the Change in Control but prior to the consummation of the transaction with any successor. It is the intention of the parties that the Trust provide Executive with a full tax gross-up under the provisions of this Paragraph, so that on a net after-tax basis, the result to Executive shall be the same as if the excise tax under Section 4999 of the Code (or any successor provisions) had not been imposed. The Excise Tax Gross Up may be adjusted if alternative minimum tax rules are applicable to Executive.

         10.      Mitigation/Effect on Employee Benefit Plans and Programs.

                  (a) Mitigation. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment. Amounts owed to Executive under this Agreement shall not be offset by any claims the Trust may have against Executive and such payment shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense, or other right which the Trust may have against Executive or others.

                  (b) Effect on Employee Benefit Programs. The termination of Executive's employment hereunder, whether by the Trust or Executive, shall have no effect on the rights and obligations of the parties hereto under the Trust's
(i) welfare benefit plans including, without limitation, Medical Continuation as provided for herein and health coverage thereafter but only to the extent required by law, and on the same basis applicable to other employees and (ii) 401(k)Plan but only to the extent required by law and pursuant to the terms of the 401(k)Plan.

         11.      Confidential Information.

                  (a) Executive understands and acknowledges that during his employment with the Trust, he will be exposed to Confidential Information (as defined below), all of which is proprietary and which will rightfully belong to the Trust. Executive shall hold in a fiduciary capacity for the benefit of the Trust such Confidential Information obtained by Executive during his employment with the Trust and shall not, directly or indirectly, at any time, either during or after his employment with the Trust, without the Trust's prior written consent, use any of such Confidential Information or disclose any of such Confidential Information to any individual or entity other than the Trust or its employees, attorneys, accountants, financial advisors, consultants, or investment bankers except as required in the performance of his duties for the Trust or as otherwise required by law. Executive shall take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft.

                  (b) The term "Confidential Information" shall mean any information not generally known in the relevant trade or industry or otherwise not generally available to the public, which was obtained from the Trust or its predecessors or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services by Executive on behalf of the Trust or its predecessors. For purposes of this Paragraph 11, the Trust shall be deemed to include any entity which is controlled, directly or indirectly, by the Trust and any entity of which a majority of the economic interest is owned, directly or indirectly, by the Trust.

         12.      Return of Documents.

         Except for such items, which are of a personal nature to Executive (e.g., daily business planner), all writings, records, and other documents and things containing any Confidential Information shall be the exclusive property of the Trust, shall not be copied, summarized, extracted from, or removed from the premises of the Trust, except in pursuit of the business of the Trust and at the direction of the Trust, and shall be delivered to the Trust, without retaining any copies, upon the termination of Executive's employment or at any time as requested by the Trust.

         13.      Non-compete.

                  (a) Executive agrees that without the prior written consent of a majority of the disinterested trustees of the Trust, obtained in accordance with the terms and procedures of the Declaration of Trust and Bylaws of the Trust and the Agreement of Limited Partnership of the Partnership and in accordance with applicable law, and except as provided in subparagraph 13 (b), Executive shall not at any time during the Noncompetition Period (as hereinafter defined) engage in any way, directly or indirectly, in the Competitive Real Estate Business (as hereinafter defined) , except in his capacity as an employee, trustee or director, officer or shareholder of the Trust or the Partnership. For purposes of this Paragraph 13, the term Competitive Real Estate Business shall mean the acquisition, ownership, development, operation, management or leasing of shopping centers and residential multi-dwelling properties within the continental United States. The "Noncompetition Period" shall be the period commencing on August 12, 1998 and ending on the later to occur of (i) the date on which Executive is no longer an officer or trustee of the Company or the Partnership; and (ii) the date Executive beneficially owns less than ten percent (10%) of the Trust's Common Shares, calculated in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation thereof.

                  (b) Nothing contained in this Paragraph 13 shall preclude Executive from:

                  (i) acquiring, whether by gift or otherwise, any property in the Competitive Real Estate Business or any interest therein from another member of Executive's family or from any entity controlled thereby, provided, that if the acquisition of such property or interest would violate the foregoing limitations of this Paragraph 13, Executive shall offer to sell such property or interest to the Trust at its fair market value (to be mutually agreed upon by the Trust, as approved by the disinterested trustees, and Executive); or

                  (ii) engaging in business activities in the Competitive Real Estate Business, or otherwise, of a passive nature (i.e., with no participation in a capacity as a general partner, or as a control person of a general partner, or the functional equivalent thereof); or

                  (iii) continuing to engage in those activities in which Executive currently is engaged with respect to the assets described in Schedule A attached hereto.

         14.      Remedies.

                  (a) The parties hereto agree that the Trust would suffer irreparable harm from a breach by Executive of any of the covenants or agreements contained in Paragraph 11, 12 or 13 of this Agreement. Therefore, in the event of the actual or threatened breach by Executive of any of the provisions of Paragraph 11, 12 or 13 of this Agreement, the Trust may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions thereof.

                  (b) If the period of time, the area specified or the scope of activity restricted in Paragraph 13 above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or the scope of restricted activity shall be modified, or any or all of the foregoing so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable.

         15.      Indemnification/Legal Fees.

                  (a) Indemnification. In the event the Executive is made party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of Executive's employment with or serving as an officer or trustee of the Trust, whether or not the basis of such Proceeding is alleged action in an official capacity, the Trust shall indemnify, hold harmless and defend Executive to the fullest extent authorized by Maryland law, as the same exists and may hereafter be amended, against any and all claims, demands, suits, judgments, assessments and settlements including all expenses incurred or suffered by Executive in connection therewith (including, without limitation, all legal fees incurred using counsel reasonably acceptable to Executive) and such indemnification shall continue as to Executive even after Executive is no longer employed by the Trust and shall inure to the benefit of his heirs, executors, and administrators. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Trust in advance upon request of Executive that the Trust pay such expenses; but only in the event that Executive shall have delivered in writing to the Trust an undertaking to reimburse the Trust for expenses with respect to which Executive is not entitled to indemnification. The provisions of this Paragraph shall remain in effect after this Agreement is terminated irrespective of the reasons for termination. The indemnification provisions of this Paragraph shall not supersede or reduce any indemnification provided to Executive under any separate agreement, or the by-laws of the Trust since it is intended that this Agreement shall expand and extend the Executive's rights to receive indemnity.

                  (b) Legal Fees. If any contest or dispute shall arise between the Trust and Executive regarding or as a result of any provision of this Agreement, the Trust shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive's claims pursued or defended in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed).

         16.      Successors and Assigns.

                  (a) The Trust shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Trust, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Trust would be required to perform it if no such succession had taken place. Failure of the Trust to obtain any such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Trust in the same amount and on the same terms as he would be entitled to hereunder if Executive terminated his employment hereunder within three (3) months of a Change in Control as set forth in Paragraph 9, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. In the event of such a breach of this Agreement, the Notice of Termination shall specify such date as the date of termination. As used in this Agreement, "Trust" shall mean the Trust as hereinbefore defined and any successor to all or substantially all of its business and/or its assets as aforesaid which executes and delivers the agreement provided for in this Paragraph 16 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Any cash payments owed to Executive pursuant to this Paragraph 16 shall be paid to Executive in a single sum without discount for early payment immediately prior to the consummation of the transaction with such successor. Nothing in this Paragraph 16(a) shall be construed to interfere with the Trust's right to implement or pursue such succession.

                  (b) This Agreement and all rights of Executive hereunder may be transferred only by will or the laws of descent and distribution. Upon Executive's death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive's interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive's death by giving Trust written notice thereof. If Executive should die following the date of termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, including, without limitation, under any applicable plan, or otherwise to his legal representatives or estate.

         17.      Timing of and No Duplication of Payments.

         All payments payable to Executive pursuant to this Agreement shall be paid as soon as practicable after such amounts have become fully vested and determinable. In addition, Executive shall not be entitled to receive duplicate payments under any of the provisions of this Agreement.

         18.      Modification or Waiver.

         No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Trust or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Trust or Executive of any such right or remedy shall preclude other or further exercise thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

         The respective rights and obligations of the parties hereunder shall survive the Executive's termination of employment and termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

         19.      Notices.

         All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or delivered by a recognized delivery service or mailed, postage prepaid, by express, certified or registered mail, return receipt requested, and addressed to the Trust at the address set forth above or Executive at his address as set forth in the Trust records (or to such other address as shall have been previously provided in accordance with this Paragraph
19).

         20.      Governing Law.

         This agreement will be governed by and construed in accordance with the laws of the State of [New York] except as to Paragraph 15(a), without regard to principles of conflicts of laws thereunder.

         21.      Severability.

         Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then, subject to the provisions of sub-paragraph 13(b) above, such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.

         22.      Legal Representation.

         Each of the Trust and Executive have been represented by counsel with respect to this Agreement.

         23.      Counterparts.

         This Agreement may be executed in separate counterparts, each of which is deemed to be an original and both of which taken together shall constitute one and the same agreement.
         24.      Headings.

         The headings of the Paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

          25.     Entire Agreement.

         This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

         26.      Survival of Agreements.

         The covenants made in Paragraphs 5 through 15 and 21 each shall survive the termination of this Agreement.

         27.      Prior Agreements.

         Executive represents to the Trust and the Partnership that (a) there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful his execution of this Agreement, and (b) his execution of this Agreement shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                      ACADIA REALTY TRUST



                                      By: /s/ Robert Masters
                                         --------------------------------
                                             Name: Robert Masters
                                             Title: Senior Vice President

                                         /s/ Kenneth Bernstein
                                         --------------------------------
                                         Kenneth Bernstein

                                   SCHEDULE A

Properties in which Executive has an interest as of the date of this Agreement.